Contact:     John R. Polchin
                                                     Chief Financial Officer
                                                     Convera
                                                     703.761.3700
                                                     jpolchin@convera.com



                 Convera Reports Third Quarter Financial Results

                      Company Launches Excalibur Web Search


Vienna, Va., November 30, 2005 - Convera Corporation (NASDAQ: CNVR), a leading provider of search technologies to commercial enterprises and government agencies, today announced financial results for the three-month period ended October 31, 2005.

Revenue for the third quarter of fiscal 2006 totaled $4.5 million, a 26% decrease when compared to the year-ago quarter. The timing of certain government opportunities within the U.S. and U.K. were the primary cause of the third quarter revenue shortfall, however the Company believes the majority of these opportunities remain within the pipeline for future periods. One transaction for the quarter, the Department of Homeland Security, represented more than 10% of total reported revenue for the period. Gross profit for the three-month period ended October 31, 2005 totaled $3.0 million, resulting in a gross margin of 67% which equaled the gross margin for the prior-year period.

The net loss for the three-month period ended October 31, 2005 was $2.5 million or $0.05 per share, compared to a net loss of $4.5 million, or $0.13 per share, for the comparable year-ago quarter. During the third quarter, approximately $3.4 million of research and development costs related to Excalibur, the Company's Web indexing initiative, were capitalized in accordance with the requirements of FAS 86. The Company adopted FAS 86, as discussed further below, during the first quarter of fiscal 2006.

Cash and investments as of October 31, 2005 totaled $42.6 million, which reflects a $2.4 million decrease from the prior quarter.

"While our third quarter revenue performance was below expectations, we remain committed to attaining net income neutrality for our software products group as our government pipeline remains sound", stated Patrick C. Condo, Convera's President and Chief Executive Officer. "The quarter also witnessed the official launch of Excalibur, our emerging Web search technology, and we followed this event by executing our second Excalibur contract, an annual agreement with the FBI. Looking ahead, we will continue to focus on leveraging our technology expertise within the government sector, managing our cost infrastructure prudently while also seeking to create additional distribution channels, including opportunities within the commercial arena, to expand our Excalibur offering" Condo concluded.

Excalibur, the Company's emerging Web search technology, presently contains more than 4 billion pages of textual Web content, approximately 500 million images, 20 million audio components and 5 million videos. The Company has completed the build-out of its second data center, thereby affording prospective customers a fully redundant hosting environment. Capital outlays to date, in connection with developing the Web search technology, remain limited to equipment, personnel and general operating costs, which are expected to increase as the technology progresses. The Company will continue to assess future capital requirements for this Web offering and may elect to seek additional funding sources over the coming quarters.



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Page 2 - Convera Reports Third Quarter Financial Results


FAS 86

FAS 86 governs the practice by which newly developed technology (e.g., software in this case), is accounted for once "technological feasibility" has been determined. Excalibur, Convera's Web search technology, was determined to have reached technological feasibility during the first quarter of fiscal 2006 with the attainment of a one billion page Web index. Once technological feasibility was achieved, the Company began capitalizing software development costs and will continue to do so until such time as "commercial availability" is determined. At the time of commercial availability, capitalization of the Web indexing related research and development costs will cease and amortization of the capitalized costs will commence over a yet to be determined timeframe. As of November 1, 2005, the Company determined that commercial availability for Excalibur was achieved and therefore capitalized Excalibur software development costs will begin to be amortized during the fourth quarter of fiscal 2006 over a yet to be determined period.

The attached financial information compares the results of operations for the three-month and nine-month periods ended October 31, 2005 to the same periods in 2004 and the balance sheet as of October 31, 2005 to the balance sheet as of January 31, 2005.


About Convera

Convera is a leading provider of search technologies to commercial enterprises and government agencies. Through its two offerings, ExcaliburTM a newly developed Web search solution and RetrievalWare(R), its "flagship" enterprise search product, Convera offers unique search technology capable of providing an integrated results page derived from both intranet and Internet content. Convera's technologies strive to manage vast stores of structured and unstructured information that exist within internal repositories and on the Web by providing highly scalable, fast, accurate and secure search capabilities across text, video, image and audio information, in multiple languages. More than 900 customers in 40 countries rely on Convera search solutions to power a broad range of mission-critical applications. For more information, contact Convera at 800-788-7758, via e-mail at info@convera.com or on the Web at www.convera.com

This release, including any statements from Convera personnel, contains statements about Convera's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; continued success in technological advances and development including the Web search initiative (e.g., Excalibur); possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Convera's business and product development efforts, which are further described in Convera's filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Convera on the date of this release, and Convera assumes no obligation to update such statements. The Convera design logo and the following are worldwide trademarks of Convera: Convera(R), RetrievalWare(R), Excalibur(TM) and Screening Room(R). The names of actual companies and products mentioned herein may be the trademarks of their respective owners.



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Page 3 - Convera Reports Third Quarter Financial Results


The unaudited, condensed, consolidated statements of operations for the Company appear below and are presented in accordance with accounting principles generally accepted in the United States. All amounts, except per share amounts, are expressed in thousands of U.S. dollars.


                                                         Three Months Ended                Nine Months Ended
                                                             October 31,                      October 31,
                                                          2005         2004                2005          2004
Revenues:

  License                                                 $  1,914      $ 3,043             $ 9,331      $ 11,096
  Services                                                     516        1,274               1,947         2,898
  Maintenance                                                2,082        1,813               6,117         5,373
                                                      ------------- ------------        ------------ -------------
                                                             4,512        6,130              17,395        19,367
                                                      ------------- ------------        ------------ -------------

Cost of revenues:
   License                                                     365          516                 962         1,643
   Services                                                    887        1,074               2,529         2,591
   Maintenance                                                 254          428                 763         1,387
                                                      ------------- ------------        ------------ -------------
                                                             1,506        2,018               4,254         5,621
                                                      ------------- ------------        ------------ -------------

Gross margin                                                 3,006        4,112              13,141        13,746
                                                      ------------- ------------        ------------ -------------

Operating expenses:
   Sales and marketing                                       1,851        2,931               6,406        12,246
   Research and product development                          4,651        3,039              12,403        10,311
   Capitalized R&D costs                                   (3,403)            -             (8,081)             -
   General and administrative                                2,640        2,187               7,796         7,109
   Restructuring charge                                        (1)          518                (57)           518
                                                      ------------- ------------        ------------ -------------
                                                             5,738        8,675              18,467        30,184
                                                      ------------- ------------        ------------ -------------


Operating loss                                             (2,732)      (4,563)             (5,326)      (16,438)

Interest income (expense), net                                 241           45                 341           112

Net loss                                                 $ (2,491)    $ (4,518)            $ (4,985)    $ (16,326)
                                                      ============= ============        ============ =============

EPS                                                      $  (0.05)     $ (0.13)           $  (0.12)      $ (0.47)
                                                      ============= ============        ============ =============

Weighted average number of common
   shares outstanding - basic and diluted                   46,170       35,824              41,812        34,605





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Page 4 - Convera Reports Third Quarter Financial Results



The condensed, consolidated balance sheets for the Company appear below and are presented in accordance with accounting principles generally accepted in the United States. All amounts are expressed in thousands of U.S. dollars.



 ASSETS                                                October 31, 2005       January 31, 2005
                                                          (unaudited)
 Current Assets
             Cash and cash equivalents                   $       42,521         $       17,766
             Short term investments                                  71                     71
             Accounts receivable, net                             5,627                  6,530
             Prepaid expenses and other                           2,739                  2,390
                                                      --------------------- -------------------
                   Total current assets                          50,958                 26,757

 Other assets, net                                               10,942                  6,696
 Goodwill & Other intangible assets                               2,639                  2,841
 Capitalized research and development costs                       8,081                      -
                                                      --------------------- -------------------

                   Total Assets                          $       72,620         $       36,294
                                                      ===================== ==================


 LIABILITIES AND SHAREHOLDERS' EQUITY

 Current Liabilities
             Accounts payable                            $        2,150         $        1,967
             Accrued expenses                                     3,330                  4,055
             Deferred revenues                                    3,890                  4,288
             Restructuring reserve - current                          -                    835
                                                      --------------------- ------------------
                            Total current liabilities             9,370                 11,145

             Other long-term liabilities                          5,000                     -
                                                      --------------------- ------------------
                   Total long-term liabilities                    5,000                    -
                                                      --------------------- ------------------

                   Total Liabilities                             14,370                 11,145
                                                      --------------------- ------------------

 Shareholders' Equity                                            58,250                 25,149

                   Total Liabilities & Shareholders'
                   Equity                                $       72,620         $       36,294
                                                      ===================== ==================


                                                        ###
